FIRST AMENDMENT TO MUTUAL FUND CUSTODY AGREEMENT

         This First Amendment to Mutual Fund Custody Agreement, dated as of December __, 1992, is entered into by and between The Baupost Fund, a Massachusetts business trust (the "Fund"), and United States Trust Company of New York, a New York State chartered bank and trust company ("U.S. Trust").

         WHEREAS, the Fund and U.S. Trust entered into a Mutual Fund Custody Agreement dated as of December 11, 1990 (the "Agreement"); and

         WHEREAS, the Fund and U.S. Trust desire to amend the terms and conditions of the Agreement as herein set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       Amendment to Section 3.

                  Section 3(e) of the Agreement shall be deleted and replaced in its entirety with the follows:

                  "(e) "Written Instructions". The term "Written Instructions", as used in this Agreement, means instructions

                           (i) delivered by mail, tested telegram, cable, telex, facsimile sending device, and received by U.S. Trust, signed by one Authorized Person (with respect to Written Instructions for the purposes of Sections 11(a), 12 and 13 hereof) or signed by two Authorized Persons (for the purposes of all other sections hereof ) or, in each case, by persons reasonably believed by U.S. Trust to be Authorized Persons; or

                           (ii) transmitted electronically through the U.S. Trust Asset Management System or any similar electronic instruction system acceptable to U.S. Trust."

         2.       Amendment to Attachment B.

                  Attachment B to the Agreement shall be deleted in its entirety and replaced with the revised Attachment B attached to this First Amendment to Mutual Fund Custody Agreement.







         3.       Counterparts.

                  This First Amendment to Mutual Fund Custody Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have cause this First Amendment to Mutual Fund Custody Agreement to be executed by the respective officers duly authorized to do so as of the date first above written.


                                                     THE BAUPOST FUND


/s/  Jo-An B. Bosworth                               /s/  Paul C. Gannon
------------------------                             -------------------------
                                                     Its  Vice President


                                                     UNITED STATES TRUST COMPANY
                                                             OF NEW YORK


/s/  Jacqueline Binder                               /s/  Peter C. Arrighetti
------------------------                             -------------------------
Vice President                                       Its  Senior Vice President







                                  Attachment B

         "Written Instructions" defined in Paragraph 3 (3)(i) of the Mutual Fund Custody Agreement can be provided by the following individuals. These individuals have been designated as "Authorized Persons" by the Board of Trustees for The Baupost Fund at their meeting on December 9, 1992.

         Written Instructions as referenced in paragraphs 11(a), 12 or 13 may be provided by any one of:

                  David C. Abrams
                  Seth A. Klarman
                  Thomas A. Knott
                  Paul H. Leary
                  Howard H. Stevenson

         Written Instructions as referenced in any other paragraph may be provided by any two of:

                  Jo-An B. Bosworth
                  Paul C. Gannon
                  Seth A. Klarman
                  David E. Morris
                  Howard H. Stevenson